Exhibit 3.1

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
U.S. XPRESS ENTERPRISES, INC.

U.S. Xpress Enterprises, Inc., a corporation organized and existing under the laws of the state of Nevada, hereby certifies as follows:

The name of the Corporation is U.S. Xpress Enterprises, Inc. The original Articles of Incorporation of the corporation were filed with the Office of the Secretary of State of the State of Nevada on January 10, 1989, were amended and restated on April 14, 1994, and were subsequently amended on May 18, 1994.

On June 8, 2018, the Articles of Incorporation were amended and restated for a second time (such articles, the “Second Amended and Restated Articles of Incorporation”).

These Third Amended and Restated Articles of Incorporation (a) amend and restate the Corporation’s Second Amended and Restated Articles of Incorporation, and (b) were duly adopted by the Board of Directors of the Corporation and approved by the stockholders of the Corporation in accordance with Sections 78.385, 78.390, and 78.403 of the Nevada Revised Statutes.

The Corporation’s Second Amended and Restated Articles of Incorporation are hereby amended and restated to read in their entirety as follows:

ARTICLE I
NAME

The name of the corporation is U.S. Xpress Enterprises, Inc. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under Chapter 78 of the Nevada Revised Statutes, as may be amended from time to time (the “Nevada General Corporation Law”).

ARTICLE III
CAPITAL STOCK

Section 3.1.          Authorized Shares.  The Corporation is authorized to issue one hundred eighty-four million three hundred thirty-three thousand three hundred thirty-three (184,333,333) shares of capital stock, consisting of the following: one hundred forty million (140,000,000) shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”); thirty-five million (35,000,000) shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, collectively “Common Stock”); and nine million three hundred thirty-three thousand three hundred thirty-three (9,333,333) shares of initially undesignated Preferred Stock, par value $0.01 per share (“Preferred Stock”).  The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Section 3.2.          Common Stock.  A statement of the designations of each class of Common Stock and the powers, preferences, rights, qualifications, limitations, and restrictions thereof is as follows:

(a)          Voting Rights.

(i)   Except as otherwise provided herein or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(ii)   Each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held by such holder on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iii)   Each holder of shares of Class B Common Stock shall be entitled to five (5) votes for each share of Class B Common Stock held by such holder on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iv)   The holders of Common Stock are not entitled to cumulative voting rights in any election of directors.

(b)   Dividends.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property, or shares of stock of the Corporation as may be declared by the Board of Directors from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, (i) the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and (ii) the holders of Class B Common Stock may receive, as determined by the Board of Directors when declaring such dividend, either Class A Common Stock or Class B Common Stock or rights to acquire Class A Common Stock or Class B Common Stock, as the case may be.

(c)   Liquidation.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(d)   Subdivisions or Combinations.  If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(e)   Equal Status.  Except as expressly provided in this Article III, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters. Without limiting the generality of the foregoing, (i) in the event of a merger, consolidation, or other business combination requiring the approval of the holders of the Corporation’s capital stock entitled to vote thereon (whether or not the Corporation is the surviving entity), the holders of the Class A Common Stock and Class B Common Stock shall receive, or the right to elect to receive, the same form and amount of consideration on a per-share basis, and (ii) in the event of (1) any tender or exchange offer to acquire any shares of Common Stock by any third party pursuant to an agreement to which the Corporation is a party, or (2) any tender or exchange offer by the Corporation to acquire any shares of Common Stock, pursuant to the terms of the applicable tender or exchange offer, the holders of the Class A Common Stock and Class B Common Stock shall receive, or the right to elect to receive, the same form and amount of consideration on a per-share basis.  Notwithstanding the foregoing, if following any merger, consolidation, reorganization, or other business combination, the Qualifying Stockholders and their Permitted Transferees jointly own more than ten percent (10%) of the stock or equity interests of the surviving entity, then any securities received by them in such transaction may differ to the extent that voting rights differ between Class A Common Stock and Class B Common Stock hereunder.

(f)          Conversion.

(i)          As used herein, the following terms shall have the following meanings:

(1)   “Family Member” shall mean a person’s spouse, child, father, mother, brother, or sister, or a lineal descendant of any of the foregoing  (natural or adopted).

(2)   “Permitted Entity” shall mean, with respect to any Qualifying Stockholder:

 (A) a Permitted Trust solely for the benefit of (x) such Qualifying Stockholder, (y) one or more Family Members of such Qualifying Stockholder,  and/or (z) any other Permitted Entity of such Qualifying Stockholder; and

 (B) any corporation, limited liability company, partnership, or other entity exclusively owned by (x) such Qualifying Stockholder, (y) one or more Family Members of such Qualifying Stockholder, and/or (z) any other Permitted Entity of such Qualifying Stockholder.

(3)          “Permitted Trust” shall mean a bona fide trust where each trustee is (A) a Qualifying Stockholder, (B) a Family Member of a Qualifying Stockholder, or (C) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, bank trust departments, attorneys, and accountants.

(4)          “Qualifying Stockholder” shall mean each of Max Fuller, Lisa Quinn Pate, and William Eric Fuller.

(5)         “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation, or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over a share of Class B Common Stock by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning hereof:

 (A)          the granting of a proxy to officers or directors of the Corporation at the request of the Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(B)          entering into a voting trust, agreement, or arrangement (with or without granting a proxy) solely with stockholders who are Qualifying Stockholders, that (x) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (y) either has a term not exceeding one (1) year or is terminable by the Qualifying Stockholder at any time, and (z) does not involve any payment of cash, securities, property or other consideration to the Qualifying Stockholder other than the mutual promise to vote shares in a designated manner; or

(C)          the pledge of shares of Class B Common Stock that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction (which, anything to the contrary notwithstanding, may include a transfer to a broker or nominee in connection with such pledge) so long as the stockholder that pledges such shares does not transfer or assign Voting Control over such pledged shares to the pledgee thereof; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock held by an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity

(6)          “Voting Control” with respect to a share of Class B Common Stock shall mean the power (whether exclusive or shared) to vote or direct the voting of such share of Class B Common Stock by proxy, voting agreement or otherwise.

(ii)  Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(iii)   Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share, other than a Transfer:

(1)          by a Qualifying Stockholder to (A) any Family Member of such Qualifying Stockholder, (B) any Permitted Entity of such Qualifying Stockholder, or (C) any other Qualifying Stockholder, any Family Member of another Qualifying Stockholder, or the Permitted Entity of another Qualifying Stockholder;

(2)          by a Family Member of a Qualifying Stockholder to (A) such Qualifying Stockholder, (B) any other Family Member of such Qualifying Stockholder, (C) a Permitted Entity of such Qualifying Stockholder, or (D) any other Qualifying Stockholder, any Family Member of another Qualifying Stockholder, or the Permitted Entity of another Qualifying Stockholder;

(3)          by a Permitted Entity of a Qualifying Stockholder to (A) such Qualifying Stockholder, (B) any Family Member of such Qualifying Stockholder, (C) any other Permitted Entity of such Qualifying Stockholder, or (D) any other Qualifying Stockholder, any Family Member of another Qualifying Stockholder, or the Permitted Entity of another Qualifying Stockholder;

(4)          following the death of a Qualifying Stockholder, from a Qualifying Stockholder or such Qualifying Stockholder’s Permitted Entities to the executor, personal representative, or trustee of a testamentary trust, provided that ownership of such share is granted to or otherwise held by a Family Member or Permitted Entity of such deceased Qualifying Stockholder before the earlier of the date that is (A) nine months after the death of such Qualifying Stockholder, or (B) the next meeting of the stockholders of the Corporation at which the holders of Class B Common Stock are entitled to vote.

(iv)          Each share of Class B Common Stock (including without limitation any share subject to a pledge that does not constitute a Transfer pursuant to clause (f)(i)(5)(C) of Section 3.2 hereof) shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock on the last day of the first calendar quarter during which the outstanding shares of Class B Common Stock shall constitute less than ten percent (10%) of all outstanding Common Stock.

(v)          The Corporation may, from time to time, establish policies and procedures to implement the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual class common stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Class A Common Stock shall be conclusive.

(vi)          In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock as a result of a Transfer, such conversion shall be deemed to have been made at the time that the Transfer of such shares occurred. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall be retired and may not be reissued.

(g)          Reservation of Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

(h)          Class B Common Stock Protective Provisions.  So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then issued and outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation, or otherwise:

(i)           amend, alter, or repeal any provision of these Third Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (including any filing of a Certificate of Designation), that modifies the voting, conversion, or other powers, preferences, other special rights or privileges, or restrictions of the Class B Common Stock; or

(ii)          reclassify any outstanding shares of Class A Common Stock of the Corporation into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to more than one (1) vote for each share thereof.

Section 3.3          Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized, subject to any limitations prescribed by law, to issue shares of Preferred Stock from time to time, to establish the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations, or restrictions thereof, including without limitation: any dividend rates and preferences, voting rights, conversion or exchange privileges, redemption prices or other terms of redemption, or purchase, retirement, or sinking fund provisions. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Articles of Incorporation (including any Certificate of Designation filed with the Nevada Secretary of State with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock.

Section 3.4.          Provisions Applicable to Common and Preferred Stock.  No holder of shares of the Common Stock or Preferred Stock of the Corporation of any class or series, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of capital stock of the Corporation of any class or series, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Corporation.

ARTICLE IV
DIRECTORS

Section 4.1.   Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon directors them by statute or by this Third Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 4.2.   Composition of the Board.  The number of directors comprising the Board of Directors shall be determined from time to time exclusively by the Board of Directors, provided that the number of directors shall not exceed fifteen (15).

Section 4.3.   Term and Vacancies.  Each director will serve a one-year term or until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. Any vacancy on the Board of Directors will be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director.

Section 4.4.   Removal.   Except as provided in Section 4.5 and the Bylaws, any director may be removed from office at any time, with or without cause, by the affirmative vote of at least a majority of the votes entitled to be cast by holders of all the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class.

Section 4.5.          Independent Directors.

(a)          Independent Director Definition.  The term “Independent Director” means a director who the Board has determined to be independent in accordance with the rules of the principal stock exchange or interdealer quotation system on which the Corporation’s Class A Common Stock is traded), it being understood that none of the spouse, parents, siblings, lineal descendants, aunts, uncles, cousins and other close relatives (or their respective spouses) of a Qualifying Stockholder will be deemed Independent Directors at any time.

(b)          Lead Independent Director.  If the Board of Directors appoints as Chairman a director who is not an Independent Director, then at the same time as such appointment, the Board of Directors shall appoint an Independent Director to be the Lead Independent Director. The Lead Independent Director will serve until such time as: (i) he or she no longer serves as a director of the Corporation for any reason, (ii) he or she is removed from the position of Lead Independent Director as provided below, (iii) he or she resigns from the position of the Lead Independent Director, or (iv) the Chairman of the Board of Directors is an Independent Director.  The Lead Independent Director shall perform such duties and may exercise such powers as may from time to time be assigned by the Bylaws or by the Board of Directors, and shall have the authority to sign such contracts, certificates, and other instruments of the Corporation as may be authorized by the Board of Directors. The Lead Independent Director may be removed from his or her office as Lead Independent Director only with the affirmative vote of a majority of the Independent Directors other than the Lead Independent Director.

ARTICLE V
ADOPTION AND AMENDMENT OF BYLAWS
The Bylaws of the Corporation shall be adopted by the Board of Directors. The power to alter, amend, or repeal the Bylaws or adopt new Bylaws shall be vested in the Board of Directors, but the holders of Common Stock of the Corporation may also alter, amend, or repeal the bylaws or adopt new Bylaws. The Bylaws may contain any provisions for the regulation or management of the affairs of the Corporation not inconsistent with the Nevada General Corporation Law now or hereafter existing.

ARTICLE VI
LIMITATION OF LIABILITY

To the fullest extent permitted by the Nevada General Corporation Law, a director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.  No repeal, amendment, or modification of this Article VI, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article VI, shall directly or indirectly eliminate or reduce the effect of this Article VI with respect to any act or omission of a director or officer of the Corporation occurring prior to such repeal, amendment, modification, or adoption of an inconsistent provision.

ARTICLE VII
INDEMNIFICATION

Section 7.1.  In General.   Subject to the case by case determination required to be made under Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person: (a) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud, or a knowing violation of law; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person is liable for a breach of fiduciary duties or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

  Section 7.2   Derivative Actions. Subject to the case by case determination required to be made under Section 7.3 hereof, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if such person: (i) is not liable for a breach of fiduciary duties that involved intentional misconduct, fraud or a knowing violation of law or (ii) acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

  Section 7.3.   Case-by-Case Determination. Any indemnification under Sections 7.1 and 7.2 hereof, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 7.1 or 7.2.  Such determination shall be made: (a) the stockholders; (b) by the Board of Directors by majority vote of a quorum consisting of directors who were not parties to such act, suit, or proceeding; (c) if such a quorum of disinterested directors so orders, by independent legal counsel in a written opinion; or (d) if such a quorum of disinterested directors cannot be obtained, by independent legal counsel in a written opinion.

   Section 7.4.   Mandatory Indemnification.  To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 7.1 or 7.2, or in defense of any claim, issue, or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with such defense.

  Section 7.5.   Advancement of Expenses.  Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it is ultimately determined that he is entitled to be indemnified by the Corporation as authorized in this Article VII.

   Section 7.6 Other Rights.  The indemnification provided by this Article VII does not exclude any other rights to which a person seeking indemnification may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.  The indemnification provided by this Article VII shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.  No amendment to repeal of this Article VII shall apply to or have any effect on, the rights of any director, officer, employee or agent under this Article VII which rights come into existence by virtue of acts or omissions of such director, officer, employee or agent occurring prior to such amendment or repeal.

   Section 7.7.  Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VII.

   Section 7.8.  Definition of Corporation.  For the purposes of this Article VII, references to “the Corporation” include, in addition to the resulting corporation, all constituent corporations (including any constituent of a constituent) absorbed in consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officer, employees, and agents so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

   Section 7.9.  Other Definitions.  For purposes of this Article VII, references to “other enterprise” shall include employee benefit plans; references to “fine” shall include any excise tax assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee, or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VII.

ARTICLE VIII
DURATION

The Corporation shall have perpetual existence.

ARTICLE IX
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada (the “Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation, any director, or the Corporation’s officers or employees arising pursuant to any provision of the Nevada General Corporation Law, Chapter 92A of the Nevada Revised Statutes, these Third Amended and Restated Articles of Incorporation, or the Bylaws, or (d) any action asserting a claim against the Corporation, any director, or the Corporation’s officers or employees governed by the internal affairs doctrine, except, as to each of clauses (a) through (d) above, for any claim as to which the Court determines that there is an indispensable party not subject to the jurisdiction of the Court (and the indispensable party does not consent to the personal jurisdiction of the Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court, or for which the Court does not have subject matter jurisdiction.

ARTICLE X
AMENDMENT

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in these Third Amended and Restated Articles of Incorporation, and other provisions authorized by the laws of the state of Nevada in effect at the time may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other persons whomsoever by and pursuant to these Third Amended and Restated Articles of Incorporation in their present form or as hereafter amended are granted subject to the rights reserved in this Article X. Notwithstanding any other provisions of these Third Amended Articles of Incorporation or the Bylaws, but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or these Third Amended and Restated Articles of Incorporation, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the shares of the then-outstanding voting stock of the Corporation, voting together as a single class, shall be required to amend or repeal, or adopt any additional provisions of, these Third Amended and Restated Articles of Incorporation.

ARTICLE XI
EFFECTIVE DATE

The effective time of these Third Amended and Restated Articles of Incorporation shall be the date and time that these Third Amended and Restated Articles of Incorporation are filed with the Secretary of State of Nevada.

*          *          *

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed these Third Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 28th day of May, 2020.

U.S. Xpress Enterprises, Inc.

By: /s/ Eric Peterson
Name: Eric Peterson
Title: Chief Financial Officer and Treasurer

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